HomeStreet, Inc. Reports Second Quarter 2014 Results
Net Income of $9.4 Million, or $0.63 per Diluted Share
SEATTLE – July 28, 2014 – (BUSINESS WIRE) – HomeStreet, Inc. (NASDAQ:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (the “Bank”), today announced net income of $9.4 million, or $0.63 per diluted share, for the second quarter of 2014, compared to net income of $2.3 million, or $0.15 per share, for the first quarter of 2014 and net income of $12.1 million, or $0.82 per share, for the second quarter of 2013.
"Our mortgage origination business returned to profitability in the second quarter. Our long-term strategy of continuing to grow our retail mortgage banking franchise helped us grow our closed loan production at two to three times the rate of the industry in the second quarter,” said CEO Mark K. Mason. “This additional loan volume, in conjunction with our efforts to improve production efficiency, resulted in a substantial decrease in the cost per unit to produce loans in the quarter.

"We continue to believe we are on track to meet or exceed last year’s origination volume, despite a recent softening of growth in the national and regional markets. We also maintained our position as the top lender for purchase mortgage originations in Puget Sound and the three-state Pacific Northwest region. Additionally, California’s mortgage originations comprised 20% of the Company's closed loan volume in the second quarter.

"Our commercial and consumer banking business continued to expand, with strong loan production and loan portfolio growth. We target growth in our interest-earning assets of 5% or more per quarter, subject to liquidity and capital constraints. We opened one new retail deposit branch this quarter, with another opening in July, in our core market of Seattle, with two more scheduled for the second half of this year. We are happy to report that the core deposit growth trajectory for each of our de novo branches over the last two years continues to be at or above our expectations.

"And, in the quarter we successfully closed two important transactions; we sold approximately $211 million of single family mortgages as part of our efforts to reduce mortgage concentration in our held for investment loan portfolio, and we sold a portion of our mortgage servicing rights at a very attractive price. The strong interest in the secondary market for our loans and related mortgage servicing rights is gratifying and reflects the quality of our lending and value of these assets.”

For details and the complete earnings release, please refer to the Company’s investor relations website at http://ir.homestreet.com as well as the Form 8-K filing at www.sec.gov.

Contact:	Investor Relations & Media:
HomeStreet, Inc.
Terri Silver, 206-389-6303
terri.silver@homestreet.com
http://ir.homestreet.com